CORN SUPPLY AGREEMENT

This Agreement ("Agreement") is made this ~~15th~~ 30 day of ~~February~~ March, 2006 (the "Effective Date"), by and between Cargill, Incorporated, through its AgHorizons™ Business Unit ("Cargill"), a Delaware corporation with a place of business at 15407 McGinty Road West, Wayzata, MN 55391, and Gateway Ethanol, LLC ("Producer"), a Kansas limited liability corporation with a place of business at 1320 E. First Street, Pratt, KS 67124. Cargill and Producer are each a "Party" and collectively are the "Parties" to this Agreement.

RECITALS

1. Producer intends to construct, own and operate a plant at Pratt, Kansas for the production of 50 million gallons per year of denatured fuel grade ethanol, and such plant will incorporate a grain storage and handling facility adjacent to the ethanol production facility (collectively, the "Ethanol Facility");

2. The Parties intend for Producer to purchase corn and grain sorghum (collectively referred to as "Corn," and more specifically defined in the Agreement below) exclusively from Cargill for the purpose of ethanol production at the Facility;

3. Corn will be delivered from Cargill to Producer at the truck dump or rail pit at the Grain Facility, as applicable; and

4. Producer and Cargill have executed that certain Master Agreement of even date herewith (the "Master Agreement");

5. In consideration of the terms, conditions and covenants contained in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Master Agreement. The terms and conditions of the Master Agreement are hereby incorporated herein by reference. To the extent any provision of the Master Agreement conflicts with any provision contained herein, the provision contained herein will control. Terms capitalized but not defined in this Agreement shall have the meanings ascribed to them by the Master Agreement.

2. Exclusive Supply.

    a. Producer will purchase exclusively from Cargill, and Cargill will supply to Producer, all of Producer's Corn requirements for ethanol production at the Ethanol Facility, subject to and in accordance with the terms and conditions of this Agreement.

    b. All product supplied to Producer by Cargill shall be U.S. No. 2 yellow corn and/or U.S. No. 2 yellow grain sorghum (subject to mutually agreed upon discounts or premiums), unless otherwise agreed by the Parties as evidenced by a specific Sales Confirmation (such corn and grain sorghum collectively referred to herein as the "Corn").

*Certain portions of this agreement have been omitted and filed separately with the Commission pursuant to a confidential treatment request.

c. Corn will be delivered from Cargill to Producer at the truck dump or rail pit, as applicable.

d. During the term as set forth in the Master Agreement, Cargill will supply to Producer, and Producer will purchase from Cargill, subject to pricing terms set forth in Section 4 below, a minimum of 15 million bushels of Corn per contract year, spread in approximately even monthly amounts during the term i.e., approximately 1.25 million bushels per month), to be evidenced by individual Sales Confirmations as defined in Section 3.

e. In the event, and to the extent, that Producer uses any raw commodity other than Corn as a substitute or alternative in the production of ethanol at the Facility ("Alternative Commodity"), then Cargill shall have the right of first refusal to supply the Alternative Commodity to Producer under terms to be mutually agreed upon by the Parties, provided that Cargill exercises such right within 7 days of Cargill's receipt of such notice that Producer intends to use an Alternative Commodity, after which the parties shall negotiate in good faith the terms of such supply agreement.

f. Cargill will have absolute discretion to manage all logistics, accounting and related operations in connection with the origination and delivery of the Corn to Producer.

3. Orders and Sales Confirmations.

a. Each sale of Corn to Producer shall be evidenced by a Cargill separate sales confirmation ("Sales Confirmation"). Each Sales Confirmation at a minimum shall specify the quantity and quality of the Corn, the delivery date and delivery location, the purchase price (i.e., the applicable weighted average basis, as described in Section 3(f) below, and futures reference month as determined in accordance with Section 4 below), and any applicable discount or premium from the purchase price, and such other information as the Parties may agree to include.

b. To the extent that any terms of any Sales Confirmation conflict with the terms of this Agreement, the terms of this Agreement shall govern unless both Parties have specifically expressed their intent in writing to supercede the terms of this Agreement.

c. If both parties mutually agree that a Sales Confirmation may be cancelled, then such Sales Confirmation will be cancelled.

d. Producer shall provide to Cargill on a monthly basis a written forecast estimating Producer's anticipated Corn requirements for the immediately following twelve (12) month period ("Forecast") (for example, a Forecast provided in January would estimate the Corn needs at the Ethanol Facility for the following February through January).

e. Each week Producer and Cargill (i) will discuss Producer's volume needs for future delivery periods and (ii) will agree on an estimated basis range for origination for such future delivery periods. The agreed basis range

will be a good faith estimate by Cargill of the current local basis for Corn for such future delivery periods.

f. Producer shall submit firm orders to Cargill in writing or via telephone. On a weekly basis (on Monday or the first business day of each week), Cargill shall issue a written Sales Confirmation for each delivery period in which it procured corn for the Producer. Each Sales Confirmation shall indicate the weighted average basis price of such procurement for the applicable delivery period. Cargill shall not be required to deliver Corn unless a Sales Confirmation is in place and the Corn has been priced in accordance with Section 4.

g. Producer shall install at its expense a scale interface acceptable to Cargill that allows the transfer to Cargill of all incoming customer weight and grade information by no later than 9:00 am CST/10:00 a.m. EST the day after the date of unload at the Ethanol Facility.

h. Producer expects to purchase an initial quantity of Corn (the "Initial Quantity") for delivery by prior to the commencement of operations of the Ethanol Facility (the "Projected Date of First Delivery"). Producer shall notify Cargill in writing at least six (6) months in advance of the Projected Date of First Delivery of the quantity that Producer intends to purchase as the Initial Quantity.

4. Purchase Price. The purchase price ("Purchase Price") of the Corn shall be the sum of the Base Corn Price and the Origination Fee, which are defined as follows:

a. *Base Corn Price*. Producer shall pay to Cargill the Base Corn Price for Corn supplied to the Facility. The Base Corn Price charged to Producer will be determined by:

i. The weighted average basis price at which Cargill purchased the Corn for the applicable delivery period; plus

ii. The applicable futures price, as determined under the Futures Advisory Agreement between Cargill Commodity Services, Inc. and Producer; plus or minus

iii. Applicable quality discounts or premiums as mutually agreed by the Parties.

If Cargill determines that it cannot originate local Corn within the price range provided in its good faith estimate pursuant to Section 3(e), Cargill will provide Producer written or oral notification, and the Parties will negotiate the price in good faith.

b. *Origination Fee*. Producer shall pay to Cargill a fee of [*] (USD $[*]) per bushel of Corn delivered to the Ethanol Facility via truck and [*] cents (USD $[*]) per bushel of Corn delivered to the Ethanol Facility via rail ("the Origination Fee"). The Origination Fee will increase annually in accordance with the CPI index.

c. *Minimum Fees.* Regardless of the actual amount of Corn delivered to Producer during any given year of the agreement, Producer will pay to Cargill a minimum of $[*] per each Contract Year (the "Minimum Fee") so long as Cargill has supplied Producer with 100% of Producer's requirements as set forth in Sales Confirmations issued in accordance with this Agreement. "Contract Year" means the 365 (or 366 as applicable) day period commencing as of the Effective Date, and each 365 (or 366 as applicable) day period thereafter during the Term.

d. *Price Increases.* The Parties will negotiate in good faith for other price increases in the event that market or regulatory dynamics substantially impact the economics supporting the Origination Fee and Minimum Fee.

5. Payment.

a. *Invoice.* By no later than 10 a.m. CST on each business day after Corn is supplied to the Facility, Cargill will send an invoice electronically to Producer setting forth the Purchase Price due from Producer for all such Corn. ("Invoice").

b. *Payment Due.*

i. Producer shall pay to Cargill the amount set forth in each Invoice no later than by 12:00 noon on the business day following the Invoice date (the "Payment Deadline").

ii. Payment by Producer shall be made via ACH electronic payment. In addition to any other rights that Cargill may have relating to Producer's failure to pay by the Payment Deadline, Cargill shall be entitled to apply, and Producer shall pay to Cargill, interest on all amounts outstanding past the Payment Deadline at the rate equal to the prime rate (as reported in The Wall Street Journal, Midwest Edition, on the day following the Payment Deadline ("Prime Rate")) plus 2%.

c. *Purchase Money Security Interest in Inventory.* As security to Cargill for Producer's obligation to pay the Purchase Price as set forth in any and all Invoices by the applicable Payment Deadline, Producer shall grant to Cargill a first priority purchase money security interest in all Corn within or about the Ethanol Facility (the "Inventory"). Producer shall take all necessary and appropriate actions as reasonably requested by Cargill to ensure that Cargill's purchase money security interest in the Inventory is perfected and that Cargill shall have the first lien (i.e., first in priority) on all such Inventory.

d. *Nonpayment.* If Producer fails to pay any or all amounts due to Cargill in any one or more Invoices by the Payment Deadline, then Producer will be in default. In addition to any other rights or remedies that Cargill may have under this Agreement or at law or in equity, Cargill at its option may stop delivery of Corn to the Ethanol Facility until it has received all payments due to Cargill. Producer shall be responsible for any and all

resulting costs, expenses, losses, or damages incurred by Cargill in the event Producer fails to make timely payment of amounts due to Cargill.

6. Weights and Grades. Unless otherwise agreed by the parties as set forth in the applicable Sales Confirmation, destination weights and grades will apply to Corn delivered by truck, and official origin weights and grades will apply to Corn delivered by rail. The process for determining weights and grades must comply with applicable laws and industry standards.

7. Delivery, Title and Risk of Loss. The Corn will be delivered DDU Ethanol Facility (Incoterms 2000) the truck dump or rail pit, as applicable. Title and risk of loss will transfer from Cargill to Producer upon delivery.

8. Contact Persons. In order to facilitate the performance by both Parties of the terms of this Agreement in an efficient and expedient manner, and in order to provide for the timely exchange of information necessary or appropriate to fulfill the intentions of the Parties under this Agreement, Richard Jarboe shall be the primary contact for Producer, and Brad Cross shall be the primary contact at Cargill, unless either Party provides the other Party with notice of a different primary contact pursuant to Section 7.2 (Notices) of the Master Agreement.

9. Termination.

(a) If this Agreement is terminated pursuant to the terms and conditions of the Master Agreement, Producer shall purchase from Cargill all Corn originated by Cargill in connection with this Agreement at the time of such termination in accordance with Section 4. Further, any termination pursuant to this Section shall not excuse Producer from its obligation to pay to Cargill any outstanding amounts due under any Sales Confirmations. In the event of a termination of this Agreement, Producer shall be responsible for paying Cargill the Minimum Fee on a pro rata basis, except if the termination is solely due to a breach of this Agreement by Cargill.

(b) If the ethanol production at the Ethanol Facility is not operating at 75% of its designed and intended production capacity within 18 months of Producer's notification of its intent to proceed with construction, but in no event later than December 31, 2007, then Cargill may terminate this Agreement by providing ninety (90) day written notice to Producer. In the event of such termination, Producer shall reimburse Cargill for all incremental costs reasonably incurred by Cargill arising from or related to any purchase and/or diversion of Corn purchased pursuant to this Agreement, including without limitation any freight, handling and inspection charges as a result of diversion of Corn.

(c) If this Agreement is terminated pursuant to the terms and conditions of the Master Agreement or any of the foregoing provisions, Producer shall purchase from Cargill all Corn originated by Cargill in connection with this Agreement at the time of such termination in accordance with Section 4. Further, any termination pursuant to this Section shall not excuse Producer from its obligation to pay to Cargill any outstanding amounts due under any Sales Confirmations.

10. Warranties; Disclaimer. Cargill warrants to Producer that the Corn sold to Producer at the time delivered to the Facility shall conform to the specifications for the Corn set forth herein or on the applicable Sales Confirmation, subject to applicable discounts or premiums. Cargill warrants that the Corn will not include any article or commodity that may not, under the provisions of the Food, Drug and Cosmetic Act, be introduced in U.S. interstate commerce. Cargill further warrants to Producer that it has title to the Corn free and clear of all liens and encumbrances. Except as specifically provided herein, CARGILL DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. PRODUCER ASSUMES ALL RISK AND LIABILITY RESULTING FROM THE USE OF THE GRAIN, WHETHER USED SINGLY OR IN COMBINATION WITH OTHER SUBSTANCES OR IN ANY PROCESS. THERE ARE NO ORAL WARRANTIES COLLATERAL TO OR AFFECTING SUCH SALE.

11. Non-Conforming Corn.

(a) All Corn shall be received subject to Producer's right of inspection and acceptance; provided, however, that Corn must be accepted if it complies with specifications set forth in the applicable Sales Confirmation. Producer's exclusive remedy and Cargill's exclusive liability for shipment of non-

conforming Corn or for breach of warranty is expressly limited to replacement, within a reasonable period of time, of the non-conforming Corn at no charge to Producer (shipping costs to be paid by Cargill); provided however, that any Corn delivered to the Ethanol Facility shall be deemed to have been accepted by Producer as conforming Corn. All nonconforming Corn rightfully rejected shall be returned to Cargill, at Cargill's sole expense, or, at Cargill's direction, disposed of by Producer in a manner mutually acceptable to Producer and Cargill with all costs of such disposition to be paid by Cargill.

(b) Notwithstanding anything to the contrary in this Agreement, any claim by Producer with respect to any Corn or any Sales Confirmation other than a claim for shipment of nonconforming Corn (which shall be governed by Section 15(a)), whether based on breach of warranty, contract, negligence, strict liability or other tort, shall be made promptly by Producer upon Producer's notice or knowledge of any such claim and shall be deemed to be waived unless received, in writing, by Cargill within ten (10) days after the delivery of the Corn to the Facility.

(c) Notwithstanding anything to the contrary in this Agreement, each Party agrees to use commercially reasonable efforts to mitigate any Damages incurred by it hereunder.

13. Force Majeure.

(a) In the event that Producer exercises its rights under Section 4 (Force Majeure) of the Master Agreement, Producer shall still be required to purchase all Corn originated by Cargill in connection with Section 4 of this Agreement for the time prior to Cargill's receipt of the Force Majeure Notice and to pay to Cargill any outstanding amounts due under any Sales Confirmations, and all reasonable costs arising from diversion of the Corn.

(b) If Cargill is the Party claiming Force Majeure, Producer may buy corn from third parties during the duration of the Force Majeure event, but only to the extent of Cargill's inability to perform or its delay in performance of this Agreement.

14. Survival. The provisions of Sections 4, 5, 6, 7, 8, 9, 10 and 11(b) shall survive the expiration or earlier termination of this Agreement.

15. No Partnership. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties, and neither party shall make any representation to the contrary. Under no circumstances shall Cargill be liable for the debts or obligations of Producer (including without limitation any bank financing, tax-exempt bonds or trade debt incurred by Producer) or for the wages, salaries, or benefits of Producer's employees, and Producer hereby agrees to indemnify, defend, and hold harmless Cargill from and against the same.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CARGILL, INCORPORATED
Through its AgHorizons Business Unit

By: [signature]

Name: Dennis C Inman
Title: Vice President

GATEWAY ETHANOL, LLC

By: ______________________

Name: ______________________
Title: ______________________

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CARGILL, INCORPORATED
Through its AgHorizons Business Unit

By: ____________________________

Name: __________________________
Title: ___________________________

GATEWAY ETHANOL, LLC

By: H. Richard Jarboe

Name: H. RICHARD JARBOE
Title: PRESIDENT